Exhibit 10.A
AMENDED AND RESTATED
CARPENTER TECHNOLOGY CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION
As is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Carpenter Technology Corporation (the “Company”). This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its stockholders. The avoidance of such loss and distraction is essential to protecting and enhancing the best interests of the Company and its stockholders.
When a Change in Control is perceived as imminent, or is occurring, the Company should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
It is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control. Accordingly, it has been determined that appropriate steps should be taken to assure the Company and its Subsidiaries of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.
Therefore, in order to fulfill the above purposes, the Carpenter Technology Corporation Change in Control Severance Plan was developed and adopted.
The Company now desires to make certain amendments to the Carpenter Technology Corporation Change in Control Severance Plan.
Therefore, in order to fulfill the immediately preceding purpose, the Carpenter Technology Corporation Change in Control Severance Plan has been amended and restated in its entirety effective October 10, 2017, with the exception of certain prospective amendments, if any, which are effective on such other dates as set forth herein.
ARTICLE I
ESTABLISHMENT OF PLAN
As of the Effective Date, the Company established a separation compensation plan known as the Carpenter Technology Corporation Change in Control Severance Plan (the “Plan”), as amended and restated in this document.
This restatement of the Plan shall apply to terminations occurring on or after October 10, 2017.

ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:
(a) Affiliated Company. Any company controlled by, controlling or under common control with the Company.
(b) Annual Salary. The Participant’s regular annual base salary immediately prior to his termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Subsidiary or deferred pursuant to a written plan or agreement with the Company or any Subsidiary, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Company bonus or incentive plan of the Company or any Subsidiary or any similar payment.
(c) Board. The Board of Directors of the Company.
(d) Cause. Any termination of a Participant’s employment with the Company or a Subsidiary which results from:
(i) Participant’s conviction of a crime involving moral turpitude;
(ii) Participant becoming incapable of performing the duties of his employment with Company or Subsidiary due to loss or suspension of any license or certification required for the performance of those duties;
(iii) conduct by Participant that is found by Company or Subsidiary to constitute fraud, embezzlement, or theft that occurs during or in the course of Participant’s employment with Company or Subsidiary;
(iv) intentional damage by Participant to Company’s or Subsidiary’s assets or property or the assets or property of Company’s or Subsidiary’s customers, vendors, or employees;
(v) intentional disclosure by Participant of Company’s or Subsidiary’s confidential information contrary to Company’s or Subsidiary’s policies or instructions received by Participant during or in the course of Participant’s employment with Company or Subsidiary;
(vi) intentional engagement by Participant in any activity which would constitute a breach of duty of loyalty to Company or Subsidiary;
(vii) conduct by Participant found by Company or Subsidiary to constitute a willful and continued failure or refusal by Participant to substantially perform Participant’s duties for Company or Subsidiary (except as a result of incapacity due to physical or mental illness);

(viii) Participant’s failure to comply with Company’s or Subsidiary’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or
(ix) conduct by Participant that is demonstrably and materially injurious to Company or Subsidiary, monetarily or otherwise, as determined by Company or Subsidiary, including injury to Company’s or Subsidiary’s reputation or conduct by Participant otherwise having an adverse effect upon Company’s or Subsidiary’s interests, as determined by Company or Subsidiary.
(e) Change in Control. The occurrence of any of the following events:
(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) of this definition of Change in Control;
(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(f) Code. The Internal Revenue Code of 1986, as amended from time to time.
(g) Committee. The Compensation Committee of the Board.
(h) Company. Carpenter Technology Corporation and any successor or assignee to the business or assets which becomes bound by this Plan by reason of Article V.
(i) Date of Termination. The date on which a Participant ceases to be an Employee of an Employer within the meaning of Treasury Regulation Section 1.409A-1(h) and which constitutes a “separation from service.”
(j) Disability. A qualified physician designated by the Company or a Subsidiary has reviewed and approved the determination that a Participant is either:
(i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or a Subsidiary.
(k) Effective Date. August 20, 2007.
(l) Employee. A full-time employee of an Employer and a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

(m) Employer. The Company or any Subsidiary (or any parent corporation of the Company or any of such parent corporation’s subsidiaries) by which a Participant is employed.
(n) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
(o) Good Reason. A Participant’s voluntary termination of employment within the ninety (90) day period following the initial existence of one (1) or more of the following conditions arising without the Participant’s consent:
(i) a material diminution in the Participant’s Annual Salary;
(ii) a material permanent diminution in the Participant’s authority, duties, or responsibilities;
(iii) a material change in the geographic location at which the Participant must perform services which is at least fifty (50) miles from his current principal place of work;
(iv) change in title from Chief Executive Officer or Chief Financial Officer to a non-Chief Executive Officer or non-Chief Financial Officer title; or
(v) any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any employment agreement between the Participant and the Company or Subsidiary; and
within thirty (30) days following the initial existence of a condition described in subsections (i) through (iv) above, the Participant must provide notice to the Company or Subsidiary of the existence of the condition, and the Company or Subsidiary must fail to remedy the condition within thirty (30) days of receipt of such notice.
(p) Participant. Any Employee of the Employer at Hay pay grade level 22 or higher, any Employee of the Employer in an equivalent position who is designated as a Participant by the Chief Executive Officer of the Company, and until the later of October 10, 2020 or the third anniversary of the date on which notice of the amendment of this Section of the Plan is provided to Participants, any other Employee who was a Participant prior to the October 10, 2017 restatement of the Plan; provided, however, that no individual who is a party to a separately executed change in control or similar agreement with the Company or any of its Affiliated Companies entered into prior to a Change in Control shall be a Participant so long as such agreement remains in force. Each individual who is a Participant immediately prior to a Change in Control shall remain a Participant at least until the second anniversary of the Change in Control. Notwithstanding the foregoing, individuals employed primarily outside of the United States are not eligible to be Participants.
(q) Plan. Carpenter Technology Corporation Change in Control Severance Plan.
(r) Separation Benefits. The benefits described in Section 4.2 and Appendices A, B and C that are provided to qualifying Participants under the Plan.
(s) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

(t) Target Annual Bonus. The Participant’s target bonus under the Company’s annual incentive plans for the fiscal year in which such Participant’s Date of Termination occurs (or, if no target bonus has been set for such fiscal year, the Participant’s target bonus for the immediately preceding fiscal year).
ARTICLE III
ELIGIBILITY
A Participant shall cease to be a Participant in the Plan only as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee of any Employer, unless, at the time the Participant ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.
ARTICLE IV
SEPARATION BENEFITS
4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time during the two-year period immediately following a Change in Control, the Participant’s employment is terminated (i) by the Employer for any reason other than Cause, death, or Disability or (ii) by the Participant for Good Reason.
4.2 Separation Benefits. If a Participant’s employment is terminated in circumstances entitling such Participant to Separation Benefits pursuant to Section 4.1, the Company shall provide to such Participant, within ten (10) days following the Date of Termination, a lump sum cash payment and outplacement services as set forth in Appendix A, B or C, as applicable. The Chief Executive Officer of the Company shall designate which Appendix shall apply to each Employee of the Employer who he designated as a Participant. Any Participant who is demoted to Hay pay grade level 21 or below shall be entitled to Separation Benefits under Appendix C. For purposes of determining the Separation Benefits set forth in Appendix A, B or C, if the termination of the Participant’s employment is for Good Reason based upon a reduction of the Participant’s Annual Salary, opportunity to earn Target Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.
4.3 Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any amounts or benefits required to be paid or provided to the Participant, or which the Participant is eligible to receive, under the General Retirement Plan for Employees of Carpenter Technology Corporation (the “GRP”), and the Separation Benefits shall be reduced, dollar for dollar (but not below zero), by any amounts received by the Participant pursuant to the GRP. Any other severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or under any other severance pay plan or policy of the Company or any Employer, including, without limitation, under the Severance Pay Plan for Salaried Employees of Carpenter Technology Corporation (but excluding the GRP) shall be reduced, dollar for dollar (but not below zero), by the Separation Benefits. The Separation Benefits shall in no event affect a Participant’s eligibility for or entitlement to benefits under the GRP or any other qualified or nonqualified retirement or pension benefit or welfare or fringe benefit plan, program, policy, practice, contract or agreement of the Company and its Affiliated Companies. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.
4.4 Certain Reduction of Payments by the Company.
(a) Reduction of Certain Payments. For purposes of this Section 4.4: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4.4); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Plan Payments without causing any Payment to be nondeductible by the Company or Employer because of Section 280G of the Code.
(b) Anything in this Plan to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or such other accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Plan Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.
(c) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount), and shall advise the Company in writing of his election within 30 days of his receipt of notice. If no such election is made by the Participant within such 30-day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Plan Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Plan Payments as become due to the Participant under this Plan.
(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4.4 shall be borne by the Company.
ARTICLE V
SUCCESSOR TO COMPANY
5.1 This Plan shall bind any successor of the Company or to all or substantially all of its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
5.2 In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
ARTICLE VI
DURATION, AMENDMENT AND TERMINATION
6.1 Duration of Plan. If a Change in Control has not occurred and the Board does not have knowledge of an event that could reasonably be expected to constitute a Change in Control, this Plan may be terminated by resolution adopted by the Board; provided that the Participants are given written notice of such termination three (3) years in advance of such termination. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two (2) years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.
6.2 Amendment or Termination. The Board may amend or terminate this Plan; provided, that this Plan may not be terminated or amended in a manner adverse to Participants prior to the third anniversary of the date on which notice of such amendment or termination is provided to the Participants or during the two-year period following a Change in Control.
6.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

6.4 Delegation of Power to Amend or Terminate. The powers of the Board under this Section 6 are hereby delegated to the Committee.
ARTICLE VII
MISCELLANEOUS
7.1 Full Settlement. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), provided, that the Participant shall be required to reimburse the Company for such payments if the Participant does not prevail on substantially all of the issues in connection with such dispute.
7.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Subsidiaries regarding termination of employment. For purposes of this Plan, employment with any of the Company’s Subsidiaries or any parent corporation of the Company or any of its subsidiaries shall be treated as continued employment with the Company.
7.3 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.
7.4 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Committee.
7.5 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Committee shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Committee and must be received within 30 days after termination of employment. If the Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in a manner calculated to be understood by the claimant. The notice will be sent within 60 days of the claim. The notice shall make specific reference to the reasons for denial and pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claim to succeed and a description of why it is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Committee a notice that the claimant contests the denial of his claim by the Committee and desires a further review. The Committee shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Committee. The Committee will render its final decision with specific reasons therefor and in a manner calculated to be understood by the claimant, and will transmit it to the claimant within 60 days of the written request for review. If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days, the Committee shall be deemed to have denied the claim. This Section 7.5 shall not serve to prohibit any Participant from bringing an action in a court of competent jurisdiction to enforce his rights under the Plan after satisfaction of the foregoing procedures. Notwithstanding the foregoing, the claims and appeals procedure provided for in this Section 7.5 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of these claims and appeals procedures will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such participant claims entitlement.
7.6 Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one (1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.
7.7 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.8 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware without reference to principles of conflict of law, except to the extent pre-empted by Federal law.
7.9 Top-Hat Plan. For purposes of ERISA, the Plan is intended to constitute a “top-hat” plan, as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the regulations promulgated thereunder.
7.10 Section 409A. Notwithstanding any provision of this Plan to the contrary, to the extent that the benefits provided under subsections (b) and (c) of Appendices A, B and C, Section 4.4, and Section 7.1 are not “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5), then (i) the amount of such benefits provided during one (1) calendar year shall not affect the amount of such benefits provided in any other taxable year, except to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code in which case a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (ii) any benefits that are reimbursements must be made on or before the last day of the calendar year following the calendar year in which the fee or expense was incurred (provided, that the Participant shall have submitted an invoice for such fee or expense at least 10 days before the end of the calendar year next following the calendar year in which such fee or expense was incurred) or, in the case of the benefits under Section 4.4, the tax was due to the applicable taxing authority; and (iii) to the extent any such benefit is an in-kind benefit, such benefit may not be liquidated or exchanged for another benefit. In addition, within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Participant, modify the Plan, in the least restrictive manner necessary and without any diminution in the value of the payments to the Participant, in order to cause the provisions of the Plan to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code. The Plan is intended to be exempt from the application of Code Section 409A. To the extent this Plan is determined to be subject to Code Section 409A and a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code Section 409A, any payment made on account of the termination of a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)) shall be made on the date that is six (6) months after the Employee’s Date of Termination to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Date of Termination.

APPENDIX A
(Hay pay grade level 31)
If the Participant is (i) an Employee of the Employer at Hay pay grade level 31 or (ii) designated as entitled to receive Separation Benefits under this Appendix A by the Chief Executive Officer of the Company, either, on the Date of Termination, he shall receive the following Separation Benefits in accordance with Section 4.2. Notwithstanding the foregoing, a Participant whose Date of Termination occurs prior to the later of October 10, 2020 or the third anniversary of the date on which notice of the amendment of this Appendix to the Plan is provided to Participants and who would be a Chief Executive Officer / E4 Profile had the Employer continued to use such classifications, shall receive the greater of the Separation Benefits provided under this Appendix or the Appendix applicable to his Hay pay grade level on the Date of Termination.
(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):
(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;
(ii) an amount equal to three (3) times the Participant’s Annual Salary;
(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus; and
(iv) an amount equal to thirty-six (36) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on one-half of such amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.
(c) If the Participant (and eligible family members) desires to elect COBRA, the Employer shall continue to permit the Participant (and eligible family members) to maintain such coverage at his (or their) sole expense until the end of the COBRA period, subject to the terms of such plan and applicable law.
(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX B
(Hay pay grade level 23 to 30)
If the Participant is (i) an Employee of the Employer at Hay pay grade level 23 to 30 or (ii) designated as entitled to receive Separation Benefits under this Appendix B by the Chief Executive Officer of the Company, either, on the Date of Termination, he shall receive the following Separation Benefits in accordance with Section 4.2. Notwithstanding the foregoing, a Participant whose Date of Termination occurs prior to the later of October 10, 2020 or the third anniversary of the date on which notice of the amendment of this Appendix to the Plan is provided to Participants and who would be an Executive Vice President or Senior Vice President / E3 Profile had the Employer continued to use such classifications, shall receive the greater of the Separation Benefits provided under this Appendix or the Appendix applicable to his Hay pay grade level on the Date of Termination.
(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):
(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;
(ii) an amount equal to two (2) times the Participant’s Annual Salaray;
(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus; and
(iv) an amount of twenty-four (24) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the one-quarter of such amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.
(c) If the Participant (and eligible family members) desires to elect COBRA, the Employer shall continue to permit the Participant (and eligible family members) to maintain such coverage at his (or their) sole expense until the end of the COBRA period, subject to the terms of such plan and applicable law.
(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX C
(Hay pay grade level 22)
If the Participant is (i) an Employee of the Employer at Hay pay grade level 22, (ii) designated as entitled to receive Separation Benefits under this Appendix C by the Chief Executive Officer of the Company, or (iii) entitled to Separation Benefits under this Appendix C because he is demoted to Hay pay grade level 21 or below, each, on the Date of Termination, he shall receive the following Separation Benefits in accordance with Section 4.2. Notwithstanding the foregoing, a Participant whose Date of Termination occurs prior to the later of October 10, 2020 or the third anniversary of the date on which notice of the amendment of this Appendix to the Plan is provided to Participants and who would be a Vice President or Assistant Vice President / E1 or E2 Profile had the Employer continued to use such classifications, shall receive the greater of the Separation Benefits provided under this Appendix or the Appendix applicable to his Hay pay grade level on the Date of Termination.
(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):
(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;
(ii) an amount equal to one (1) times the Participant’s Annual Salary;
(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus; and
(iv) an amount of twelve (12) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.
(c) If the Participant (and eligible family members) desires to elect COBRA, the Employer shall continue to permit the Participant (and eligible family members) to maintain such coverage at his (or their) sole expense until the end of the COBRA period, subject to the terms of such plan and applicable law.
(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.